As filed with the Securities and Exchange Commission on March 6, 2009
Registration No. 033-98720

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOUD TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Washington	91-1432133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16220 Wood-Red Road, N.E. Woodinville, Washington	98072
(Address of Principal Executive Offices)	(Zip Code)
LOUD TECHNOLOGIES INC. AMENDED AND RESTATED 1995 STOCK OPTION PLAN
(FORMERLY MACKIE DESIGNS INC. AMENDED AND RESTATED 1995 STOCK OPTION PLAN)
(Full title of the plan)
Rodney E. Olson
President and Chief Executive Officer
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072
(Name and address of agent for service)
(425) 487-4333
(Telephone number, including area code, of agent for service)

Copies to:
Eric DeJong
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington 98101-3099
(206) 359-8000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
     On October 30, 1995, LOUD Technologies Inc. (formerly Mackie Designs Inc.), a Washington corporation (the “Company”), filed a registration statement on Form S-8 (File No. 033-98720) (the “Registration Statement”) with the Securities and Exchange Commission, which registered a total of 2,500,000 shares of the Company’s common stock, without par value (the “Common Stock”), authorized for issuance under the Company’s 1995 Stock Option Plan. As a result of the Company’s 1-for-5 reverse stock split in 2005, the number of shares authorized under the 1995 Stock Option Plan was adjusted to 500,000 shares. On October 10, 1996, the Company filed Post-Effective Amendment No. 1 to the Registration Statement (“Post-Effective Amendment No. 1”) pursuant to which a prospectus was filed as part of the Registration Statement for the offer and sale of up to an aggregate of 1,111,700 shares of Common Stock that may be acquired by certain officers or directors of the Company under the Company’s Amended and Restated 1995 Stock Option Plan. As a result of the Company’s 1-for-5 reverse stock split, this number of shares was adjusted to 222,340 shares.
     The offering under the Registration Statement and Post-Effective Amendment No. 1 has been terminated because the Company intends to deregister its Common Stock under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertakings made by the Company in the Registration Statement and Post-Effective Amendment No. 1 to remove from registration, by means of a post-effective amendment, any of the securities previously registered that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister and remove from registration the securities of the Company that are registered but unsold under the Registration Statement and Post-Effective Amendment No. 1 as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodinville, State of Washington, on March 6, 2009.

LOUD TECHNOLOGIES INC.
By:	/s/ RODNEY E. OLSON
	Name:	Rodney E. Olson
	Title:	President, Chief Executive Officer and Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on March 6, 2009.

Signature	Title

/s/ RODNEY E. OLSON Rodney E. Olson	President, Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ DAVID OLSON David Olson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ KEVIN J. CALHOUN Kevin J. Calhoun	Director

/s/ JON W. GACEK Jon W. Gacek	Director

/s/ C. DARYL HOLLIS C. Daryl Hollis	Director

/s/ MARK E. KUCHENRITHER Mark E. Kuchenrither	Director

/s/ JASON H. NEIMARK Jason H. Neimark	Director

/s/ GEORGE R. REA George R. Rea	Director

/s/ R. LYNN SKILLEN R. Lynn Skillen	Director

/s/ THOMAS V. TAYLOR Thomas V. Taylor	Director

/s/ CLARENCE E. TERRY Clarence E. Terry	Director